Exhibit 21

REGISTRANT

POLARIS INDUSTRIES INC.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Eicher Polaris Private Ltd.	India
Goupil Industrie S.A.	France
Indian Motorcycle Company	Delaware
Indian Motorcycle International, LLC	Delaware
Indian Motorcycle USA, LLC	Delaware
Klim Canada Ltd.	Canada
KLIM Europe ApS	Denmark
Polaris Acceptance Inc.	Minnesota
Polaris Direct Inc.	Minnesota
Polaris Industries Holdco LP	Grand Cayman
Polaris Industries Inc.	Delaware
Polaris Industries LLC	Delaware
Polaris Industries Ltd.	Manitoba, Canada
Polaris Industries Manufacturing LLC	Minnesota
Polaris Insurance Services LLC	Minnesota
Polaris Sales Europe Inc.	Minnesota
Polaris Sales Inc.	Minnesota
North Pole Star, S. de R.L. de C.V.	Mexico
Polaris Britain Limited	United Kingdom
Polaris France S.A.S.	France
Polaris Germany GmbH	Germany
Polaris India Private Ltd.	India
Polaris Norway AS	Norway
Polaris of Brazil Import and Trade of Vehicles and Motorcycles LLC	Brazil
Polaris Sales Australia Pty Ltd.	Australia
Polaris Sales Europe Sarl	Switzerland
Polaris Sales Spain, S.L.	Spain
Polaris Scandinavia AB	Sweden
Polaris China Ltd.	China
Resilient Technologies LLC	Wisconsin
Swissauto powersport LLC	Switzerland
Teton Outfitters, LLC	Idaho
Victory Motorcycles Australia Pty Ltd	Australia